INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan, (as restated June 1, 2009) (the “Plan”), is hereby further amended, effective January 1, 2010, unless otherwise indicated, as follows:

1.	By adding the following sentence to the end of the “Introduction:”

Effective January 1, 2010, the Plan was amended to provide Retirement Contributions to those employees who were Participants in the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, the Knife River Corporation Salaried Employees’ Pension Plan, and the Williston Basin Interstate Pipeline Company Pension Plan, for which future benefits accruals ended as of December 31, 2009.

Explanation:  This amendment adds to the historical provision to the K-Plan that the Pension Plans named in the amendment are being frozen effective December 31, 2009, and a Retirement Contribution will be provided as a replacement contribution to impacted Participants.

2.	By adding the definition of “Gross Compensation” to Article I of the Plan, as follows:

Gross Compensation – All taxable Compensation paid to an Eligible Employee by the Employer, including but not limited to wages, salary, bonuses, and incentive compensation.

Explanation:  This amendment defines the term “Gross Compensation” as used for testing purposes.

3.	By adding the definition of “Spouse” to Article I of the Plan, as follows:

Spouse – A “Spouse” means a person of the opposite gender who is legally married or legally separated from the Participant.

Explanation:  This amendment clarifies the definition of spouse to be consistent with other MDU Resources Group, Inc. benefit plans.

4.	By adding the definition of “Company Pension Plan” to Article I of the Plan, as follows:

Company Pension Plan.  Any one or more of the following pension plans: MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, Knife River Corporation Salaried Employees’ Pension Plan,

and Williston Basin Interstate Pipeline Company Pension Plan.

Explanation: This amendment adds the definition of “Company Pension Plan” for purposes of the new Retirement Contribution being made on behalf of Participants whose Pension Plan accruals are frozen, effective December 31, 2009.

5.	By replacing “Special Contribution” with “Retirement Contribution” throughout the Plan.

Explanation:  This amendment changes phrases for consistency when identifying additional employer contributions other than profit sharing contributions.

6.	Effective as of January 1, 2009, by adding the following new Section 4A.6 Election to Receive Required Minimum Distributions for 2009 to the Plan immediately following Section 4A.5 thereof:

4A.6           Election to Receive Required Minimum Distributions for 2009.  Notwithstanding any other provision of this Section 4A of the Plan, a Participant or Beneficiary who would have been required to receive a required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are: (i) equal to the 2009 RMDs; or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding Section 4.7 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions.

Explanation:  This amendment incorporates the required temporary waiver of the Required Minimum Distribution rules under the Worker, Retiree and Employer Recovery Act of 2008 (“WRERA”), and allows amounts distributed as 2009 Required Minimum Distributions to be rolled over into an IRA or other retirement plan.

7.	By replacing footnote 5 to Supplement D-2 of the Plan, in its entirety, as follows:

5  Requirement to be an Active Employee on the last day of the Plan Year does not apply to Bitter Creek Pipelines, LLC, Fidelity Exploration & Production Company, Great Plains Natural Gas, Intermountain Gas

Company, and Rocky Mountain Contractors, Inc. (union).  In addition, completion of 1,000 Hours of Service does not apply to Rocky Mountain Contractors, Inc. (union).

Explanation:  This amendment clarifies the Affiliates whose employees are not required to be an Active Employee on the last day of the Plan Year or required to complete 1,000 Hours of Service in order to share in the Supplement D-2 Retirement Contribution.

8.
Effective January 1, 2006, by adding MDU Construction Services Group, Inc. and Hawaiian Cement as Participating Affiliates to Section D-6-2 Eligibility to Share in the Special Contribution of Supplement D-6 of the Plan.

Explanation:  This amendment clarifies that MDU Construction Services Group, Inc. and Hawaiian Cement are Participating Affiliates in the Retirement Contribution Feature of the Plan.

9.	By adding a new Supplement D-6A to the Plan, as follows:

Supplement D-6A

Provisions Relating to the
Retirement Contribution Feature

D-6A-1
Introduction.  Effective January 1, 2010, certain Participating Affiliates in the Plan hereby establish a Retirement Contribution Feature as described in this Supplement D-6A.  This Retirement Contribution Feature shall be in addition to all other contributions provided pursuant to the Plan.

D-6A-2
Eligibility to Share in the Retirement Contribution.  Participation in the Retirement Contribution for any Plan Year is limited to individuals who were active Participants in a Company Pension Plan as of December 31, 2009.

In order to share in the allocation of the Retirement Contribution for any Plan Year, Eligible Employees must complete 1,000 Hours of Service in that Plan Year; provided, however, that if the Participant’s failure to complete 1,000 Hours of Service in the Plan Year is due to the Participant’s Disability, Death, or Retirement on attaining age 60 during such Plan Year, such Participant shall nevertheless be entitled to a Retirement Contribution for such Plan Year.  Individuals who satisfy the preceding requirements for Retirement Contributions are referred to herein as “Supplement D-6A Participants.”

D-6A-3
Amount of Retirement Contribution.  For each Plan Year, Supplement D-6A Participants will be credited with the following static contribution based upon their age as of December 31, 2009, and their eligible Compensation, excluding bonuses, for the Plan Year:

Age as of December 31, 2009	Retirement Contribution Percentage
Less than 30	5.0%
30 but less than 35	7.0%
35 but less than 40	9.0%
40 but less than 45	10.5%
45 and over	11.5%

Notwithstanding the foregoing, if the Retirement Contribution Percentage above for Participants who are Highly Compensated Employees is more than the amount permitted under Section 415 of the Code, the Participant’s Retirement Contributions shall be reduced to the extent necessary to comply with Section 415 of the Code. The Retirement Contribution Percentage above may also be reduced for Participants who are Highly Compensated Employees, as necessary, to pass nondiscrimination testing.

D-6A-4
Vesting.  Notwithstanding anything in Section 4.2 to the contrary, Supplement D-6A Participants shall be vested in their Retirement Contribution upon completing three (3) years of Vesting Service as defined below.

A “Year of Vesting Service” means a Plan Year in which the Supplement D-6A Participant completes at least 1,000 Hours of Service. In addition, service with any Affiliate that occurred prior to the effective date of Supplement D-6A shall be recognized for purposes of this paragraph.  Notwithstanding the foregoing, a Participant shall be fully vested in his or her Retirement Contribution Account upon Death, Disability, or attaining age 60.

D-6A-5	Use of Terms. Terms used in this Supplement D-6A shall, unless defined in this Supplement D-6A or elsewhere noted, have the meaning given to those terms in the Plan.

D-6A-6
Inconsistencies with the Plan.  The terms of this Supplement D-6A are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and Supplement D-6A.

Explanation:  This amendment adds a new Supplement to the Plan to provide for Retirement Contributions to the Plan accounts of those Participants who were Participants of one of the Company’s Pension Plans as of December 31, 2009.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Supplement to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 2nd day of December, 2009.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Vernon A Raile
Vernon A. Raile, Chairman